For the fiscal period ended 6/30/02
File number 811-3623

					SUB-ITEM 77-0

					EXHIBITS

		Transactions Effected Pursuant to Rule 10f-3

I.   SP MFS Capital Opportunities

1.   Name of Issuer
	Fairchild Semiconductor

2.   Date of Purchase
	05/24/02

3.   Number of Securities Purchased
	9

4.   Dollar Amount of Purchase
	$250

5.   Price Per Unit
	$25.65

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	First Boston

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Credit Suisse First Boston Corporation
Lehman Brothers Inc.
Bear, Stearns & Co.
Salomon Smith Barney Inc.
Allen & Company Inc.
Cazenove & Co. Ltd.
A.G. Edwards & Sons, Inc.
Invented Associates LLC
Janco Partners, Inc.
Janney Montgomery Scott LLC
Petrie Parkman
Prudential Securities Inc.
Sanders Morris Harris
Wedbush Morgan Securities Inc.




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